EXHIBIT 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Katie Powell
(617) 368-5074	(617) 368-5035
BOSTON BEER REPORTS
FIRST QUARTER 2011 RESULTS
BOSTON, MA (5/4/11) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2011 net revenue of $102.2 million, an increase of $8.1 million, over the same period last year, mainly due to shipment volume gains. Net income for the first quarter was $4.0 million, or $0.28 per diluted share, a decrease of $2.3 million, or $0.16 per diluted share, from the first quarter of 2010. This decrease was primarily due to increased investments in advertising, promotional and selling expenses.
Highlights of this release include:
•	First quarter depletions grew by 7% and core shipments increased by 10%.

•	First quarter gross margin was 51%; the Company maintains its full year gross margin target of between 54% and 56%.

•	Advertising, promotional and selling expense increased by $6.4 million or 22% for the quarter, primarily due to planned increased investments behind the Company’s brands.

•	The Freshest Beer Program reduced inventory at participating wholesalers by an estimated 56,000 cases as of the end of quarter, reducing reported net sales growth by approximately 1% and reported earnings per diluted share by approximately $0.02.

•	Net income for the first quarter was $4.0 million, or $0.28 per diluted share, a decrease of $2.3 million, or $0.16 per diluted share, from the first quarter of 2010 primarily due to the increased advertising, promotional and selling expenses.

•	The Company’s full year 2011 earnings per diluted share projection of between $3.45 and $3.95 remains unchanged.
Jim Koch, Chairman and Founder of the Company, commented, “We achieved record total depletions in the first quarter. We believe that our depletions growth is attributable to our strong sales execution and support from our wholesalers and retailers, and is an excellent result when measured against our very strong first quarter of 2010. We are still seeing expanded distribution of domestic specialty brands and craft brands, but even so, we grew both our flagship Samuel Adams Boston Lager® and our Samuel Adams® Seasonals during the quarter. We are also proud to have developed several exciting new beer styles and packages, such as Samuel Adams® Latitude 48 Deconstructed, Samuel Adams® Rustic Saison and Samuel Adams® East-West Kolsch which are being well received. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”

Commenting on the Freshest Beer Program, Mr. Koch continued, “I have always wanted every Samuel Adams beer to reach our drinkers with the same flavor and fresh taste that I enjoy when I have a beer at one of our breweries. Our ‘Freshest Beer Program’ is building on many of our past investments to help us reach that standard. We are pleased with the results so far, and currently have ten wholesalers signed up and at various stages of inventory reduction. We believe that in the long term this program will deliver better, fresher beer to our drinkers and should reduce costs and improve efficiency throughout the supply chain and we are still targeting that 50% of our volume will be on our Freshest Beer Program by the end of 2011.”
1st Quarter 2011 Summary of Results
Depletions grew 7% for the quarter, primarily due to increases in Twisted Tea®, Samuel Adams® Brewmaster’s Collection, Samuel Adams Boston Lager® and Samuel Adams® Seasonals, partially offset by declines in Sam Adams Light®.
Core shipment volume was approximately 498,000 barrels, a 10% increase over the same period in 2010. The increase in shipments for the quarter is due primarily to increases in Twisted Tea®, Samuel Adams Boston Lager®, Samuel Adams® Brewmaster’s Collection and Samuel Adams® Seasonals, partially offset by declines in Sam Adams Light®.
Gross margin of 51% equaled our first quarter 2010 gross margin. Minor pricing increases were offset by a slight change in our core product mix, the negative impact of volume seasonality and some quarter specific operational costs.
Advertising, promotional and selling expenses were $6.4 million higher than those incurred in the prior year, primarily as a result of increased investments in point of sale materials, higher costs for additional sales personnel and increased advertising, as well as increased costs of freight to wholesalers.
General and administrative expenses increased $1.8 million compared to the first quarter of 2010, due to increases in salary and benefit costs and consulting expenses, and also due to the fact that in the first quarter of 2010 there was a $0.9 million reversal of a 2009 expense for an option that did not vest.
The Company’s effective tax rate for the first quarter of 2011 was 40%.
Cash and cash equivalents as of the end of the first quarter totaled $45.3 million.
During the first quarter, the Company repurchased 17,000 shares of its Class A Common Stock at a cost of approximately $1.5 million and repurchased an additional 30,000 shares during the period March 27, 2011 through April 29, 2011 at an approximate cost of $2.7 million. As of April 29, 2011 the Company had approximately $31.7 million remaining on the $225.0 million share buyback expenditure limit set by the Board of Directors.

As of April 29, 2011, the Freshest Beer Program is now active at ten wholesalers representing approximately 15% of the Company’s business. The Company estimates that inventory levels at participating wholesalers at the end of the first quarter were approximately 56,000 cases lower than would otherwise been anticipated.
Depletion and Shipment estimates
•	Year-to-date depletions through April 2011 are estimated by the Company to be up approximately 5% from the same period in 2010.

•	Shipments and orders in-hand suggest that core shipments year-to-date through May 2011 will be up approximately 8% compared to the same period in 2010.

•	The Company believes that inventory levels at those wholesalers who are not participating in the Freshest Beer Program at the end of the first quarter were similar to the levels in previous years.
Fiscal 2011 Outlook
The Company has left unchanged its projection of 2011 earnings per diluted share of between $3.45 and $3.95. While the Company is currently concerned about significant cost pressure from fuel price increases and their impact on freight costs, package material and brewery operating costs, it believes that it is too early in the year to assess the extent to which the increased fuel costs may be offset by operating efficiencies, pricing or volume growth, or the possibility that these pressures may subside. At the current fuel prices the Company believes that freight costs could negatively impact 2011 earnings per diluted share by approximately $0.20, but this could be offset by a slightly lower negative impact of the Freshest Beer Program and other Company initiatives. Accordingly, the Company’s actual 2011 earnings per diluted share could vary significantly from the current projection.
Underlying the Company’s current projection are the following estimates and targets:
•	Depletions growth of 9% and shipment growth of 7% to 8%, reflecting an estimated aggregate inventory reduction at Freshest Beer Program participating wholesalers of between 300 thousand and 500 thousand case equivalents.

•	Revenue per barrel increases of approximately 1%.

•	Full-year 2011 gross margins of between 54% and 56%, which could be negatively impacted by further increases in energy cost.

•	Increased investment in brand support by between $12.0 million and $18.0 million for the full year 2011, not including any increases in freight costs for the shipment of beer products to the Company’s wholesalers.

•	Full year 2011 effective tax rate of approximately 39%.

•	Full year capital expenditures of between $15.0 million and $25.0 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.
About the Company
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.
Today, the Company brews over 25 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 25, 2010 and December 26, 2009. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Wednesday, May 4, 2011

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	(unaudited)
	Three Months Ended
	March 26,	March 27,
	2011	2010

Barrels sold	502	457

Revenue	$111,409	$102,470
Less excise taxes	9,233	8,440

Net revenue	102,176	94,030
Cost of goods sold	49,802	46,136

Gross profit	52,374	47,894
Operating expenses:
Advertising, promotional and selling expenses	35,512	29,137
General and administrative expenses	10,273	8,453

Total operating expenses	45,785	37,590

Operating income	6,589	10,304
Other income (expense), net:
Interest income	1	2
Other income (expense), net	8	(1)

Total other income (expense), net	9	1

Income before provision for income taxes	6,598	10,305
Provision for income taxes	2,639	4,045

Net income	$3,959	$6,260

Net income per common share — basic	$0.30	$0.45

Net income per common share — diluted	$0.28	$0.44

Weighted-average number of common shares — basic	13,274	13,959

Weighted-average number of common shares — diluted	14,007	14,373

THE BOSTON BEER COMPANY, INC.
Consolidated Balance Sheets:
(in thousands, except share data)

	(unaudited)
	March 26,	December 25,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$45,322	$48,969
Accounts receivable, net of allowance for doubtful accounts of $138 and $121 as of March 26, 2011 and December 25, 2010, respectively	21,627	20,017
Inventories	33,896	26,614
Prepaid expenses and other assets	14,329	12,756
Deferred income taxes	3,648	3,648

Total current assets	118,822	112,004

Property, plant and equipment, net	140,646	142,889
Other assets	1,925	2,260
Goodwill	1,377	1,377

Total assets	$262,770	$258,530

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,734	$19,423
Accrued expenses and other current liabilities	47,313	52,776

Total current liabilities	70,047	72,199
Deferred income taxes	17,087	17,087
Other liabilities	3,442	3,656

Total liabilities	90,576	92,942

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,319,519 and 9,288,015 shares issued and outstanding as of March 26, 2011 and December 25, 2010, respectively	93	93
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 shares issued and outstanding	41	41
Additional paid-in capital	126,189	122,016
Accumulated other comprehensive loss, net of tax	(438)	(438)
Retained earnings	46,309	43,876

Total stockholders’ equity	172,194	165,588

Total liabilities and stockholders’ equity	$262,770	$258,530

THE BOSTON BEER COMPANY, INC.
Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Three Months Ended
	March 26,	March 27,
	2011	2010

Cash flows provided by (used in) operating activities:
Net income	$3,959	$6,260
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,460	4,205
Impairment of long-lived assets	22	(2)
Loss on disposal of property, plant and equipment	41	1
Bad debt expense	17	57
Stock-based compensation	1,105	(121)
Excess tax benefit from stock-based compensation arrangements	(1,751)	(1,031)
Changes in operating assets and liabilities:
Accounts receivable	(1,558)	(6,672)
Inventories	(7,282)	(3,186)
Prepaid expenses and other assets	(719)	70
Accounts payable	3,311	(6,038)
Accrued expenses and other current liabilities	(3,705)	2,181
Other liabilities	(214)	1,267

Net cash used in operating activities	(2,314)	(3,009)

Cash flows used in investing activities:
Purchases of property, plant and equipment	(2,248)	(2,076)

Net cash used in investing activities	(2,248)	(2,076)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	(1,526)	(13,530)
Proceeds from exercise of stock options	523	638
Excess tax benefit from stock-based compensation arrangements	1,751	1,031
Net proceeds from sale of investment shares	167	129

Net cash provided (used in) by financing activities	915	(11,732)

Change in cash and cash equivalents	(3,647)	(16,817)

Cash and cash equivalents at beginning of period	48,969	55,481

Cash and cash equivalents at end of period	$45,322	$38,664

Supplemental disclosure of cash flow information:
Income taxes paid	$678	$205

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com